Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

PANACOS PHARMACEUTICALS, INC.

as Seller,

and

MYRIAD PHARMACEUTICALS, INC.

as Buyer

Dated as of January 20, 2009

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EXHIBITS

Exhibit A	Form of Patent License Agreement
Exhibits B	IND Transfer Letter
Exhibits C	IND Assumption Letter
Exhibit D	Form of Indenture, Bill of Sale and Assignment
Exhibit E	Assumption Agreement
Exhibit F	Novated UNC/Panacos License Agreement
Exhibit G	UNC/Myriad License Agreement
Exhibit H	Patent Assignment

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THIS ASSET PURCHASE AGREEMENT (as may be amended, modified, or supplemented from time to time as provided herein, this “Agreement”) is made as of the 20th day of January, 2009, by and between PANACOS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”), and MYRIAD PHARMACEUTICALS, INC., a Delaware corporation (“Buyer”). Seller and Buyer are referred to collectively herein as the “Parties” and each, individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of Seller’s right, title and interest in and to the Acquired Assets (as defined below), upon the terms and subject to the conditions set forth herein; and

WHEREAS, Buyer has agreed to assume the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the terms defined below shall have the respective indicated meanings:

“Accountant” has the meaning set forth in Section 2.2(b)(i).

“Accrued Amount” has the meaning set forth in Section 2.2(a).

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Acquired Assets MAE” means a material adverse effect on the Acquired Assets taken as a whole; provided, however, that none of the following circumstances, facts or effects (each an “Effect”), either alone or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, an Acquired Assets MAE: (i) any Effect resulting from Seller’s compliance with the terms of this Agreement; (ii) any Effect that results from changes in general economic or market conditions or any Effect that results from changes or facts or circumstances affecting the pharmaceutical or biotechnology industries, or pharmaceutical products for human immunodeficiency virus generally; (iii) any Effect resulting from changes in applicable Law, GAAP or international accounting standards; or (iv) acts of terrorism or war which do not disproportionately affect the Seller.

“Affiliate” means, with respect to any Person, any Person which directly or indirectly through stock ownership or otherwise either controls, or is controlled by or under common control with, such Person.

“Agreed Amount” has the meaning set forth in Section 5.3(b).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” has the meaning set forth in Section 2.3(b).

“Assigned Contracts” means, collectively the Contracts set forth on Schedule 1.1(a); provided, however, that “Assigned Contracts” shall not be deemed to include any Excluded Contracts.

“Assigned Patents” means the Bevirimat Acid Patents and the Bevirimat Dimeglumine Salt and Polymorph Patents.

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Bevirimat” means 3-O-(3’,3’-dimethylsuccinyl) betulinic acid, and any salts, solvates, polymorphs or liquid or solid formulations thereof.

“Bevirimat Acid Patents” means all of Seller’s interest in and to all patents and patent applications set forth on Schedule 1.1(b).

“Bevirimat Consideration” has the meaning set forth in Section 2.2(a).

“Bevirimat Dimeglumine Salt and Polymorph Patents” means all patents and patent applications set forth on Schedule 1.1(c).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 5.1.

“Claim Notice” has the meaning set forth in Section 5.3(b).

“Claimed Amount” has the meaning set forth in Section 5.3(b).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” means the date on which the Closing occurs, which shall be the date of this Agreement.

“Closing Product Materials” means all Bevirimat bulk drug substance and tableted product in tablet form or powder form and all placebo tablets as described on Schedule 1.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement dated September 24, 2008 between Buyer and Seller, as amended to date by amendments 1 through 4 thereto.

“Contracts” means any and all purchase orders, sales orders, leases, subleases, licenses, indentures, contracts, agreements and other legally binding arrangements, whether oral or written, in effect between Seller and one or more Third Parties.

“CTA” has the meaning set forth in Section 2.1(e).

“Damages” has the meaning set forth in Section 5.1.

“Disclosure Schedule” has the meaning set forth in Article III.

“DMF” shall mean a drug master file submission to a governmental or regulatory authority that may be used to provide detailed information, including proprietary information, about facilities, processes or articles used in the manufacturing, processing, packaging and storing of one or more human drugs.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Contracts” means any oral or written Contract, other than the Assigned Contracts.

“Excluded Records means (i) records related to human resources and any other employee-related files and records; (ii) personnel files and records; and (iii) records relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any intellectual property rights not included in the Assigned Patents or Licensed Patents.

“Final Allocation” has the meaning set forth in Section 2.2(b)(i).

“FDA” means the United States Food and Drug Administration, or any successor agency with substantially the same responsibility for regulating the development, manufacture and sale of human pharmaceutical products.

“GAAP” means generally accepted accounting principles as used in the United States of America, consistently applied.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, or any state, county, jurisdiction, municipality or other political subdivision of such country.

“Governmental Consents” has the meaning set forth in Section 3.3(a).

“Governmental Filings” means registrations, filings and notices with or to Governmental Authorities.

“IND” means the investigational new drug applications, including all amendments, listed on Schedule 1.1(e).

“IND Assumption Letter” has the meaning set forth in Section 2.1(e).

“IND Transfer Letter” has the meaning set forth in Section 2.1(e).

“Indemnified Party” has the meaning set forth in Section 5.3(a)(i).

“Indemnifying Party” has the meaning set forth in Section 5.3(a)(i).

“Information” has the meaning set forth in Section 6.1(a).

“Invoiced Amount” has the meaning set forth in Section 2.2(a).

“Knowledge of Buyer” or “Buyer’s Knowledge” has the meaning set forth in Article IV.

“Knowledge of Seller” or “Seller’s Knowledge” has the meaning set forth in Article III.

“Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation or regulatory requirement promulgated by any Governmental Authority.

“Licensed Patents” means all patents and patent applications set forth on Schedule 1.1(f) hereto.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, license, covenant, or other encumbrance, other than liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of Seller and not material to the Acquired Assets.

“Novated UNC/Panacos License Agreement” means the Amended and Restated License Agreement dated as of the date of this Agreement, between UNC and Seller substantially in the form of Exhibit F hereto, which supersedes in its entirety the Original UNC/Panacos License Agreement, whereby UNC grants to Seller a world-wide license to certain patents, patent applications and other technology owned or controlled by UNC, upon the terms and subject to the conditions set forth therein.

“Order” means any order, judgment, decree or ruling of any Governmental Authority or arbitrator.

“Ordinary Course of Business of Seller” means an action that is generally consistent in all material respects with the past practices of Seller and its Affiliates with respect to the Product Development or other activities in respect of the Acquired Assets in the twelve (12) months preceding the effective date of this Agreement.

“Original UNC/Panacos License Agreement” means the License Agreement effective as of February 28, 2003 between UNC and the Seller and any amendments thereto entered into prior to the Closing, true and correct copies of which have previously been made available to Buyer.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Patent License Agreement” means the Patent License Agreement dated as of the date of this Agreement, between Seller and Buyer, substantially in the form of Exhibit A.

“Permitted Liens” means Liens arising from any actions of Buyer.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a federal, state, local or foreign government or regulatory entity or political subdivision or an agency or instrumentality thereof.

“Preliminary Allocation” has the meaning set forth in Section 2.2(b)(i).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation brought or conducted by or before any Governmental Authority or any arbitrator or arbitration panel.

“Product Development” means the development (preclinical and clinical) and manufacture in connection therewith through the Closing Date, by or on behalf of Seller, of Bevirimat.

“Product Operations” means the development (preclinical and clinical), manufacture, marketing, distribution, sale, or any other exploitation of or activity with respect to, Bevirimat.

“Product Records” means, collectively, regulatory and other reports (including pharmacovigilance reports), information on adverse events, written contact regulatory reports and formal minutes with any Governmental Authority, and any other documents (including, without limitation, clinical and preclinical study data), notes and lab notebooks and scientific papers for publishing, whether submitted or in process as of the date hereof, in each case to the extent relating to Product Development that are owned or controlled by or otherwise in the possession of Seller as of the Closing Date. For the avoidance of doubt, (i) notes and lab notebooks and scientific papers may be redacted with respect to data, entries or other information contained therein not related to Product Development, (ii) with respect to all Product Records other than those set forth in (i) above, Product Records does not include any of the foregoing to the extent included in or primarily related to any Excluded Assets or Retained Liabilities and (iii) Product Records does not include the Excluded Records.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Receipts” has the meaning set forth in Section 2.3(b)(ix).

“Regulatory Authority” or “Regulatory Authorities” shall mean the FDA, EMeA or any other national regulatory agency which has jurisdiction over the development, manufacturing or sale of human pharmaceutical products, including but not limited to agencies in Australia, New Zealand, Poland, and Belgium.

“Retained Liabilities” has the meaning set forth in Section 2.1(d).

“Samples” has the meaning set forth in Section 2.1(a)(iv).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 5.2.

“Taxes” (and with correlative meanings, “Tax” and “Taxable”) means all taxes of any kind imposed by a Governmental Authority, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, alternative or add-on minimum, franchise, profits, license, withholding, payroll, employment, excise or severance and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” means all reports, returns, schedules and any other documents required to be filed with a Governmental Authority with respect to Taxes, including any attachments, schedule and amendment thereof.

“Third Party” means any entity other than Seller or Buyer and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 5.3(a).

“Third Party Consents” has the meaning set forth in Section 3.3(b).

“UNC” means the University of North Carolina at Chapel Hill.

“UNC/Myriad License Agreement” means the License Agreement dated as of the date of this Agreement, between UNC and Buyer substantially in the form of Exhibit G hereto, whereby UNC grants to Buyer a world-wide license to certain patents, patent applications and other technology owned or controlled by UNC, upon the terms and subject to the conditions set forth therein.

ARTICLE II

ASSET PURCHASE

Section 2.1 Purchase and Sale of Assets; Assumption of Liabilities.

(a) Transfer of Assets. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following assets, properties and rights of Seller (the “Acquired Assets”):

(i) all Closing Product Materials;

(ii) all of Seller’s rights under the Assigned Contracts, with respect to the period following Closing (for the avoidance of doubt, including any rights of Seller to receive, as a refund, credit or otherwise, $756,552.69 of prepayments or advances previously made by Seller under the Assigned Contracts);

(iii) the Assigned Patents;

(iv) the IND and all regulatory filings and correspondence, information, data, results and materials (including those materials (the “Samples”) set forth on Schedule 2.1(a)) with respect to Bevirimat, including any DMFs with respect to Bevirimat or, if such DMFs are not owned or controlled by Seller, information and rights related to such DMFs in Seller’s possession or control at the Closing; and

(v) all Product Records, to the extent not covered by any of the foregoing.

Notwithstanding anything contained herein, Seller may retain archival copies of any materials listed in this Section 2.1(a), solely for legal, regulatory, Tax or accounting purposes.

For the avoidance of doubt, nothing under this Section 2.1(a) or under Section 2.4 shall require Seller to effect the recordation of any assignments of any trademark rights.

(b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Seller is not selling, conveying, assigning, transferring or delivering to Buyer any Excluded Assets. The term “Excluded Assets” shall mean:

(i) any right, title or interest in any issued United States or foreign patents or other intellectual property and pending United States and foreign patents or other intellectual property applications, except to the extent (A) included in the Assigned Patents or (B) granted pursuant to the Patent License Agreement;

(ii) all maturation inhibitors other than Bevirimat, all fusion inhibitors and all intellectual property related to such maturation inhibitors or fusion inhibitors;

(iii) any rights, claims and credits, including all guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates or any of their respective employees to the extent relating to (A) any other Excluded Asset, (B) any Retained Liability or (C) any matter to the extent Seller indemnifies any Buyer Indemnitees pursuant to Article V;

(iv) any Excluded Records; and

(v) any assets or rights other than those specifically identified in Section 2.1(a) to the extent not set forth in this Section 2.1(b).

(c) Assumed Liabilities. Buyer shall, and hereby does, assume and agree to pay, perform and discharge when due the following liabilities and obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated) that become due subsequent to the Closing Date (the “Assumed Liabilities”):

(i) all liabilities and obligations of Seller arising under the Assigned Contracts (for the avoidance of doubt, including without limitation those liabilities and obligations which Buyer is required to pay pursuant to Section 6.3); and

(ii) all other liabilities and obligations not specifically referred to in subsection (i) above arising out of or related to Buyer’s post-Closing ownership, use, maintenance, operation or other exploitation of, or activity with respect to, the Acquired Assets.

However, notwithstanding anything to the contrary herein, Buyer does not assume, and does not agree to pay, perform and discharge, any liability or responsibility for any amounts paid under the Assigned Contracts which are returned to Seller or the estate of Seller under Laws of bankruptcy, insolvency, receivership or other similar Laws. Rather, Seller retains responsibility for any such payments and the obligations underlying any such payments.

(d) Retained Liabilities. Buyer shall not be obligated hereunder to be responsible for, assume or agree to pay, perform or discharge, and Seller shall remain responsible and liable for, any and all liabilities and obligations of Seller (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than the Assumed Liabilities (the “Retained Liabilities”).

(e) IND; CTA. On the Closing Date, Seller shall assign or transfer to Buyer, and Buyer will assume, the IND. Without limiting the generality of the foregoing, attached as Exhibits B is a copy of the letter to be duly executed by and submitted by or on behalf of Seller to the FDA on the Closing Date authorizing the transfer of ownership of the IND from Seller to Buyer (the “IND Transfer Letter”) pursuant to 21 C.F.R. § 314.72. As soon as practicable after the Closing and the receipt by Buyer of a copy of the IND Transfer Letter and evidence of the FDA’s receipt of each such letter, Buyer shall execute and submit to the FDA the letter, substantially in the form of the letter attached as Exhibits C, acknowledging Buyer’s commitment to assume ownership of the IND (the “IND Assumption Letter”). On the Closing Date, Seller shall assign or transfer to Buyer, and Buyer will assume, any open clinical trial application or equivalent, if any (“CTA”).

Section 2.2 Purchase Price; Payments to Third Parties; Related Matters.

(a) Purchase Price. The purchase price shall be U.S. $7,000,000 (the “Purchase Price”). At the Closing, Buyer shall pay by wire transfer of immediately available funds to the accounts previously designated by Seller (i) on behalf of Seller, to the Third Parties listed on Schedule 2.2(a), the respective amounts set forth on such Schedule under the column “Invoices” opposite the names of such Third Parties and (ii) immediately following receipt of the Receipts and the letters referred to in clause (x) of Section 2.3(b), to Seller, the Purchase Price less the sum of (A) the amounts paid pursuant to clause (i) of this Section 2.2(a) and (B) $752,637.03, representing (1) the sum of the amounts set forth on Schedule 2.2(a) under the column “Accruals” less (2) $756,552.69 of outstanding prepayments or advances previously made by Panacos to such Third Parties under Assigned Contracts.

(b) Allocation.

(i) Buyer shall propose to Seller an allocation of the Purchase Price plus the Assumed Liabilities and any other amounts as required by applicable Tax Law among the Acquired Assets in accordance with the methodology required by Section 1060 of the Code within forty-five (45) Business Days after the Closing Date (the “Preliminary Allocation”). Within ten (10) Business Days following the receipt of the Preliminary Allocation, Seller may provide Buyer with a written notice objecting to the Preliminary Allocation. If Seller does not so object, the Preliminary Allocation shall become binding on the Parties for purposes of this Agreement (the “Final Allocation”). If Seller objects to the Preliminary Allocation, Buyer and Seller shall negotiate in good faith to resolve any differences with respect thereto within five (5) Business Days of Buyer’s receipt of such objection, and the Preliminary Allocation as so modified shall be deemed to be the Final Allocation. If Buyer and Seller cannot resolve such differences within the allotted time, Buyer and Seller shall jointly engage an internationally recognized accounting firm (the “Accountant”), which shall resolve any such differences within thirty (30) Business Days (the allocation as determined by the Accountant shall be deemed to be the Final Allocation), and whose fees and expenses shall be borne one-half by each of Buyer and Seller.

(ii) Buyer and Seller shall (x) be bound by the Final Allocation for all Taxes purposes, (y) timely file IRS Form 8594 and all other Tax Returns required to be filed in connection with the Final Allocation pursuant to Section 1060 of the Code or any comparable provisions of U.S. local or state, or foreign law, in accordance with the Final Allocation, and (z) take no position inconsistent with the Final Allocation in any such form or Tax Return, any audit or examination by, or any proceeding before, any Governmental Authority or otherwise, unless otherwise required by the final determination of a Governmental Authority.

(iii) In the event that the Final Allocation is disputed by any Governmental Authority, the Party receiving notice of such dispute shall (X) promptly notify and consult with the other Party, (Y) keep such other Party apprised of material developments concerning resolution of such dispute and (z) allow such other Party to participate in such examination, investigation, audit or other proceeding at its sole cost and expense.

Section 2.3 Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, and is taking place, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in Boston, Massachusetts (or at such other place as the parties may designate in writing), concurrently with the execution of this Agreement.

(b) Actions at the Closing. At the Closing:

(i) Seller shall execute and deliver to Buyer an Indenture, Bill of Sale and Assignment substantially in the form of Exhibit D;

(ii) Seller and Buyer shall execute and deliver to each other counterparts of an Assumption Agreement substantially in the form of Exhibit E.

(iii) Seller shall execute and deliver the Patent Assignment substantially in the form of Exhibit H, suitable for recordation in the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, or any other applicable Governmental Authority, to evidence the assignment of the patents and patent applications assigned to Buyer hereunder;

(iv) Seller shall deliver to Buyer a copy of the executed IND Transfer Letter;

(v) Seller and Buyer shall execute and deliver to each other counterparts of the Patent License Agreement;

(vi) Seller shall deliver to Buyer a fully executed copy of the Novated UNC/Panacos License Agreement;

(vii) Buyer shall deliver to Seller a fully executed copy of the UNC/Myriad License Agreement;

(viii) [Reserved];

(ix) Seller shall deliver to Buyer written confirmation reasonably acceptable to Buyer that each Third Party listed on Schedule 2.3(b)(ix) has received payment from Seller on the Closing Date for invoices equaling the amount set forth on Schedule 2.3(b)(ix) opposite the name of such Third Party (collectively, the “Receipts”) and

(x) Seller shall deliver to Buyer fully executed letters in the forms set forth on Schedule 2.3(b)(x) from the Third Parties set forth therein.

The agreements and instruments referred to in clauses (i), (ii) and (iii) above are referred to herein as the “Ancillary Agreements.”

Section 2.4 Further Assurances.

At any time and from time to time after the Closing Date, as and when requested by any Party, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement, including, with respect to Seller, executing and delivering any and all further materials, items, documents and instruments of conveyance, transfer or assignment as may be reasonably requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of all of Seller’s right, title and interest in and to the Acquired Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of this Agreement, the phrase “to the Knowledge of Seller”, “to Seller’s Knowledge” or any phrase of similar import shall mean and be limited to the actual knowledge of the President and Chief Executive Officer of Seller, the Executive Vice President, Chief Financial Officer & Chief Business Officer of Seller, the Chief Operating Officer of Seller and the Chief Medical Officer of Seller. Seller represents and warrants to Buyer as of the date hereof as set forth in this Article III, subject to such exceptions and disclosures as are set forth in the disclosure schedule supplied by Seller to Buyer and dated as of the date hereof (the “Disclosure Schedule”). Each section or schedule of the Disclosure Schedule shall qualify only the corresponding numbered sections or subsections hereof to which such Disclosure Schedule section or schedule relates and shall not qualify any other provision of this Agreement, except to the extent there is a specific cross-reference or it is readily apparent from the face of such disclosure that such disclosure is applicable to such other provision, including as an exception to the representations and warranties in such other provision. References herein to a numbered Schedule refer to such numbered schedule in the Disclosure Schedule.

Section 3.1 Organization, Qualification and Corporate Power.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate to Seller’s Product Development as of the date hereof, makes such qualification necessary, except for any such failure to be qualified that would not have an Acquired Assets MAE. Seller has all requisite corporate power and authority to carry on the Product Development to the extent conducted by Seller as of the date hereof and to own the Acquired Assets.

Section 3.2 Authority.

Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated and perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and no other further authorization or consent of Seller’s board of directors or stockholders is required. This Agreement has been, and such Ancillary Agreements will be, duly executed and delivered by Seller and, assuming this Agreement and each such Ancillary Agreement constitute the legal, valid and binding obligation of Buyer, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms.

Section 3.3 Consents and Approvals; Noncontravention.

(a) Seller has obtained or made all consents, waivers, approvals, Orders, permits or authorizations of, or registrations, declarations, payments or filings with, any Governmental Authority (the “Governmental Consents”) that, as of the date hereof, are required by, or with respect to, Seller in connection with (i) Product Development to the extent conducted by Seller as of the date hereof, or (ii) the execution and delivery of this Agreement and the Ancillary Agreements by Seller, the consummation by Seller of the transactions contemplated hereby and thereby or the performance of Seller’s obligations hereunder and thereunder, except, in the case of (i) or (ii), for such Governmental Consents, if any, the failure of which to have been obtained or made would not have an Acquired Assets MAE.

(b) Schedule 3.3(b) sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any Third Party (other than a Governmental Authority) (the “Third Party Consents”) with respect to any Assigned Contract that are required to be obtained by Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the consummation by Seller of the transactions contemplated hereby and thereby or the performance of Seller’s obligations hereunder and thereunder.

(c) Except as expressly contemplated by this Agreement, neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements to which Seller will be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will:

(i) conflict with or violate any provision of Seller’s Restated Certificate of Incorporation, as amended, or Seller’s Amended and Restated By-Laws;

(ii) violate or breach, or constitute (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract or agreement or any note, bond, mortgage, indenture, license, lease, pledge agreement or other material instrument or obligation to which Seller is a party or by which Seller or any of its respective properties or assets may be bound, except for any of the foregoing as would not have an Acquired Assets MAE;

(iii) result in the creation of any Lien (other than Permitted Liens) upon any of the Acquired Assets, except for such Liens as would not have an Acquired Assets MAE; or

(iv) conflict with, or violate any Order, writ or injunction specifically naming Seller or, to Seller’s Knowledge, applicable to any of the Acquired Assets.

Section 3.4 Assigned Contracts.

(a) True and complete copies of each of the Assigned Contracts (including all amendments, supplements, modifications and waivers thereof) have been made available by Seller to Buyer either through Seller’s electronic data room or by electronic mail.

(b) Each Assigned Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(c) Seller has not waived any of its material rights under the Assigned Contracts.

(d) Seller is not in default under any Assigned Contract except such defaults as would not have an Acquired Assets MAE.

(e) The amounts set forth on Schedule 2.2(a) listed opposite the names of Third Parties represent the only amounts which are due and payable or which will become due and payable to such Third Parties for work performed by or on behalf of such Third Parties under Assigned Contracts through the Closing.

Section 3.5 Title to Acquired Assets; Completeness of Assigned Patents and Product Records.

(a) Seller has good and valid title and the right to sell and transfer to Buyer in accordance with this Agreement good title to all of the Acquired Assets, free and clear of all Liens except for Permitted Liens. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Acquired Assets in Buyer, free and clear of all Liens except for Permitted Liens. Upon Closing, subject to Section 6.2, Buyer will have the right to possess, to the extent tangible, and to use, all Acquired Assets.

(b) Other than the Assigned Patents and the patents and patent applications that are the subject to the Patent License Agreement and set forth on Exhibit B thereof, Seller does not own, control or have license rights to any patent or patent application that is practiced within the Product Development as the Product Development has been conducted by or on behalf of Seller prior to, and is being conducted by or on behalf of Seller as of, the date hereof.

(c) The Product Records include all regulatory and other reports (including pharmacovigilance reports), information on adverse events, written contact regulatory reports and formal minutes with any Governmental Authority, documents (including, without limitation, clinical and preclinical study data, notes and lab notebooks and scientific papers for publishing, whether submitted or in process as of the date hereof), in each case to the extent relating to Product Development as the Product Development has been conducted by or on behalf of Seller prior to, and is being conducted by or on behalf of Seller as of, the date hereof.

Section 3.6 Intellectual Property.

Subject to the restrictions set forth on Schedule 3.6, Seller has all right, title and interest in and to the Assigned Patents and the Licensed Patents. To Seller’s Knowledge, the Product Development has not infringed on or misappropriated any patent, trademark, service mark, trade name, copyright or trade secret of any Third Party, and, Seller has not received any written notice or claim from any Third Party alleging that the Product Development infringes on any such rights of any Third Party. To Seller’s Knowledge, no Third Party is infringing on or is misappropriating the Assigned Patents or the Licensed Patents.

Section 3.7 Brokers’ Fees.

Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

Section 3.8 Litigation.

There is no Proceeding pending of which Seller has received notice or, to the Knowledge of Seller, threatened against or affecting Seller with respect to any of the Acquired Assets. Neither Seller nor any of the Acquired Assets is subject to any Order or, to the Knowledge of Seller, any proposed Order, that would have an Acquired Assets MAE.

Section 3.9 Compliance with Laws; Regulatory Matters.

(a) To the Knowledge of Seller, the Product Development has been conducted by or on behalf of Seller in compliance in all material respects with all applicable Laws, rules and regulations, and none of Seller or, to the Knowledge of Seller, any of subcontractors have received any notice in writing, or otherwise has Knowledge of any facts, which have, or reasonably should have, led Seller to believe that the IND is not currently in good standing with the FDA;

(b) Seller has made available to Buyer all: (i) written preclinical and clinical study results and protocols for Bevirimat, (ii) written communications to and from the FDA or any other Regulatory Authority with respect to Bevirimat, including but not limited to clinical trial applications, IND submissions and FDA minutes of meetings and telephone conferences, if any, (iii) written requests by the FDA or any other Regulatory Authority for data and studies with respect to Bevirimat, and (iv) written reports of adverse drug experiences and other IND or clinical trial safety reports with respect to Bevirimat.

Section 3.10 No Other Representations or Warranties.

Except for the representations and warranties of Seller expressly set forth in this Agreement or in the Ancillary Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

For purposes of this Agreement, the phrase, “to the Knowledge of Buyer”, “to Buyer’s Knowledge” or any phrase of similar import shall mean and be limited to the actual knowledge of the President of Myriad Pharmaceuticals, Inc. Buyer represents and warrants to Seller as of the date hereof:

Section 4.1 Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

Section 4.2 Authority.

Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by and perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary board action, if any, on the part of Buyer and no other further authorization or consent the board of directors of Buyer will be necessary. This Agreement has been, and such Ancillary Agreements will be, duly executed and delivered by Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the legal, valid and binding obligation of Seller, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

Section 4.3 Noncontravention.

Neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which Buyer will be a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the articles of incorporation or bylaws of Buyer;

(b) except with respect to Governmental Filings to be made with respect to the IND, require on the part of Buyer any filing with, or permit, authorization, consent or approval of any Governmental Authority;

(c) violate any Order, writ or injunction specifically naming, or to Buyer’s Knowledge applicable to, Buyer or any of its properties or assets; or

(d) violate any statute, rule or regulation applicable to Buyer or any of its properties or assets.

Section 4.4 Brokers’ Fees.

Buyer does not have any liability or obligation to pay any fees or commissions to, any broker, finder, investment banker or agent with respect to the transaction contemplated by this Agreement.

Section 4.5 No Other Representations or Warranties.

Except for the representations and warranties of Buyer expressly set forth in this Agreement or in the Ancillary Agreements, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or otherwise.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification by Seller.

Subject to the terms and conditions of this Article V, from and after the Closing, Seller shall indemnify Buyer and its officers, directors, employees, agents, representatives and its Affiliates (the “Buyer Indemnitees”) in respect of, and hold the Buyer Indemnitees harmless from and against, any and all liabilities, obligations, judgments, interest, losses, assessments, damages, fines, fees, penalties, costs and expenses (including reasonable attorneys’ fees and expenses of investigating and defending claims, lawsuits, complaints, actions or other pending or threatened litigation) (collectively, “Damages”) incurred or suffered by any of the Buyer Indemnitees arising out of or resulting from or (in the case of clause (c)) constituting:

(a) any breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement;

(b) any failure by Seller to perform or observe any covenant or agreement contained in this Agreement or any Ancillary Agreement; or

(c) any Retained Liability.

Section 5.2 Indemnification by Buyer.

Subject to the terms and conditions of this Article V, from and after the Closing, Buyer shall indemnify Seller and its officers, directors, employees, agents, representatives and its Affiliates (the “Seller Indemnitees”) in respect of, and hold the Seller Indemnitees harmless from and against, any and all Damages incurred or suffered by any of the Seller Indemnitees arising out of or resulting from or (in the case of clause (c)) constituting:

(a) any breach of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement;

(b) any failure by Buyer to perform or observe any covenant or agreement contained in this Agreement or any Ancillary Agreement; or

(c) any Assumed Liability.

Section 5.3 Claims for Indemnification.

(a) Third Party Claims. All claims for indemnification made under this Agreement arising out of or resulting from any claim, demand, action, suit, or Proceeding made or brought by a Third Party (a “Third Party Claim”) against an Indemnified Party shall be made in accordance with the following procedures.

(i) The Buyer Indemnitee(s) or Seller Indemnitee(s), as applicable (an “Indemnified Party”), shall give prompt written notification to the Person from whom indemnification is sought under this Article V (the “Indemnifying Party”) of the commencement of any Third Party Claim for which indemnification may be sought or, if earlier, upon the receipt of any such claim or demand by a Third Party; provided, however, that the failure so to notify the Indemnifying Party promptly or at all shall not relieve the Indemnifying Party of any liability or obligation it may have to the Indemnified Party hereunder except to the extent of actual prejudice caused by such failure. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages claimed. Within twenty-five (25) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party.

(ii) The Party not controlling such defense may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for the purposes of this Agreement; provided, further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(iii) The Indemnified Party shall not agree to any settlement of any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of any Third Party Claim that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that admits to any liability on the part of, or imposes any liability, injunction or obligation on, the Indemnified Party without the prior written consent of the Indemnified Party (other than the payment of money as to which the Indemnifying Party has acknowledged in writing its indemnification obligation hereunder and has provided the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party of its ability to pay) which consent shall not be unreasonably withheld or delayed.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article V which is not subject to Section 5.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article V and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute.

Section 5.4 Survival.

(a) Except for the representations and warranties set forth in Section 3.1, Section 3.2, clause (i) of Section 3.3(c) and Section 3.5(a), which shall survive indefinitely, the representations and warranties of Seller and Buyer set forth in this Agreement or any Ancillary Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is eighteen (18) months after the Closing Date, at which time they shall (except as set forth in Section 5.4 (b)) expire. All covenants, agreements and undertakings of the Parties contemplating performance after the Closing Date shall survive the Closing Date in accordance with their terms, subject to the expiration of the applicable statute of limitations for any claim relating thereto.

(b) No claim for indemnification may be made based on a representation or warranty after the expiration thereof as provided in Section 5.4(a); provided, however, that if an indemnification claim under Section 5.1(a) or Section 5.2(a) is properly asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

Section 5.5 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

(i) no individual claim (or series of related claims) for indemnification under Section 5.1(a) or Section 5.2(a) shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000;

(ii) Seller, on the one hand, or Buyer, on the other hand, shall be liable with respect to claims under Section 5.1(a) or Section 5.2(a), respectively, only if the aggregate Damages related to such claims, when considered together, exceeds $100,000 in which case Seller or Buyer, as applicable, shall be liable for all such Damages, and not only those Damages in excess of such amount; and

(iii) the aggregate liability of Seller, on the one hand, or Buyer, on the other hand, for all Damages under Section 5.1(a) or 5.2(a), respectively, shall not exceed $1,750,000; except that the aggregate liability of Seller for Damages arising out of or resulting from any breach of any representation or warranty of Seller set forth in Section 3.1, Section 3.2, clause (i) of Section 3.3(c) or Section 3.5(a) shall not exceed the Purchase Price.

(b) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article V that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages. Each Party shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under this Article V.

(c) The amount of Damages recoverable by an Indemnified Party under this Article V with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier. The Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this

Article V with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Party was or has become entitled to receive under this Article V.

(d) Except for claims for equitable relief (including specific performance) made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnified Parties under this Article V shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 5.1 or Section 5.2 or otherwise arising out of, resulting from or relating to this Agreement (including any exhibits or schedules hereto), any Ancillary Agreement (including any exhibits or schedules thereto) or any certificates or other instruments delivered in connection with this Agreement or any Ancillary Agreement, or any of the transactions contemplated hereby or thereby.

Section 5.6 Treatment of Indemnification Payments.

Unless otherwise required by applicable Law, all indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price. For the avoidance of doubt, proper adjustments shall be made to the Final Allocation with respect to any indemnification payments pursuant to this Article V.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable Laws, during the three (3)-year period following the Closing, after not less than five (5) days’ prior written notice, each Party shall afford to the other Party and to such Party’s authorized accountants, counsel, bank auditors and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business reasonable access (i) and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party to the extent such access may reasonably be required by the Party seeking access solely in connection with matters relating to or affected by the Product Development or Bevirimat, as to Seller, for periods prior to the Closing Date, and as to Buyer, for periods on and after the Closing Date and (ii) to the personnel of such Party. Requests may be made under this Section 6.1(a) for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation (except for litigation against the other Party) or insurance claim and performing obligations under this Agreement and the Ancillary Agreements.

(b) Access for Regulatory Purposes. If at any time after the Closing, (i) any Regulatory Authority, requires access to certain Information relating to Product Development for legal or regulatory purposes of the Party that does not own such items, or (ii) either Party requires access to Information relating to the Product Development for legal or regulatory purposes of the Party that does not own such items, including without limitation for making patent-related submissions, then, in either of (i) or (ii), Seller or Buyer (as applicable), shall cooperate with such Regulatory Authority or the other Party and make such portions available to the Regulatory Authority and/or the other Party solely for such purpose on a temporary basis at a reasonable time and at Seller’s or Buyer’s facilities, as applicable.

(c) Attorney-Client Privilege. The Parties shall cooperate and work together in an effort to ensure that the attorney-client privilege is preserved with respect to any documents in any Information of a Party requested hereunder by the other Party that is subject to such privilege (and any other documents, information, or materials that are subject to such privilege and may be transferred from or disclosed by one Party to the other under this Agreement). In addition, the Parties acknowledge and agree that any discovery by or disclosure to Buyer of documents, information, or materials that are not related to the Acquired Assets is inadvertent.

(d) Retention of Records. Except as may otherwise be required by Law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until three (3) years after the Closing Date, all Information in its possession or control pertaining to the Product Development, as applicable.

(e) Post-Closing Confidentiality.

(i) From and after the Closing, each Party shall hold, and shall cause its respective Affiliates, auditors, attorneys, financial advisors, bankers and other consultants and advisors, to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party or such other Party’s representatives pursuant to this Agreement or the Confidentiality Agreement except to the extent that such Information:

(A) is or becomes generally available to the public other than as a result of any breach of the obligations provided for by this Section 6.1(e);

(B) such Party can demonstrate that such Information was within the possession of the receiving party prior to it initially being furnished to the receiving party by or on behalf of the disclosing party; or

(C) is or becomes available on a non-confidential basis to the receiving party from a source other than the disclosing party, provided, however, that the source of such Information did not breach any obligation of confidentiality to the disclosing party; or

(D) is independently developed by an employee or agent of the receiving party without knowledge of the Information.

(ii) Each Party shall not release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by applicable Laws or so as not to violate the rules of any stock exchange, Law, Order, or regulation of a Governmental Authority; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving party shall (to the extent permitted by applicable law) notify the disclosing party promptly of the request and the documents requested thereby so that the disclosing party may seek an appropriate protective order or other appropriate remedy; and provided, further, however, that the receiving party shall use reasonable efforts to avoid and/or minimize such disclosure.

Section 6.2 Post-Closing Matters.

Within forty-five (45) days after the Closing Date, Seller shall deliver to Buyer, or otherwise put Buyer in possession or control of, all of the Acquired Assets of a tangible nature, including documents and data in electronic formats to the extent that such documents and data are in electronic formats; provided, however, that Seller shall have one hundred and twenty (120) days to deliver to Buyer, or otherwise put Buyer in possession or control of, any notes and lab notebooks included in the Acquired Assets. Notwithstanding the prior sentence, nothing in this Agreement shall require Seller to physically deliver to Buyer, or pay for the physical delivery to Buyer of, any Closing Product Materials or Samples.

Section 6.3 Accrual Payments.

Buyer shall pay when due all amounts due to the Third Parties listed on Schedule 2.2(a) for work performed by or on behalf of such Third Parties under Assigned Contracts through the Closing, but not invoiced by such Third Parties to Seller as of the Closing. Upon receiving an invoice from any such Third Party for an amount to be paid by Buyer pursuant to this Section 6.3, Buyer or Seller, as applicable, shall promptly send a copy of such invoice to the other Party. Buyer shall pay to the applicable Third Party any amounts pursuant to this Section 6.3 as such amounts become due and, promptly after any such payment, shall send to Seller proof of such payment. If, upon receipt of invoices from any such Third Party (or copies thereof) for work performed through the Closing by or on behalf of such Third Parties under Assigned Contracts, the aggregate amount required to be paid by Buyer pursuant to this Section 6.3 to such Third Party is greater than the amount set forth on Schedule 2.2(a) under the column “Accruals” opposite the name of such Third Party, Seller shall promptly pay to Buyer the amount of such difference. If, upon receipt of invoices from any such Third Party (or copies thereof) for work performed through the Closing by or on behalf of such Third Parties under Assigned Contracts, the aggregate amount required to be paid by Buyer pursuant to this Section 6.3 to such Third Party is less than the amount set forth on Schedule 2.2(a) under the column “Accruals” opposite the name of such Third Party, Buyer shall promptly pay to Seller the amount of such difference.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Press Releases and Announcements.

No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable Law, regulation or securities exchange or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure for the first time that specific information is to be disclosed, but shall not be required to do so for any subsequent disclosure of substantially similar information that has previously been disclosed).

Section 7.2 No Third Party Beneficiaries.

This Agreement shall inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.3 Entire Agreement.

This Agreement (including the documents referred to and incorporated by reference herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between Buyer and Seller with respect to the subject matter hereof and supersede any prior agreements or understandings between Buyer and Seller and any representations or statements made by or on behalf of Seller or any of its respective Affiliates to Buyer, whether written or oral, with respect to the subject matter hereof.

Section 7.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Party; provided, however, that either Party shall have the right to assign this Agreement or any of its rights hereunder without such approval at any time to any Affiliate of such Party or to any Person to whom all or substantially all of such Party’s assets are transferred or in connection with a merger, consolidation or other similar corporate transaction involving such Party, but only if, in the case of such a transfer of assets, such Affiliate or Person assumes this Agreement in writing and agrees to be bound by and to comply with the terms and conditions hereof applicable to such assigning Party. Any purported assignment of rights or delegation of performance obligations in violation of this Section 7.4 is void.

Section 7.5 Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given, made and received (i) when delivered personally or by facsimile, (ii) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid or (iii) one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Buyer:

Myriad Pharmaceuticals, Inc.

320 Wakara Way

Salt Lake City, Utah 84108

Attention: President

Phone: 801-584-3631

Facsimile: 801-584-3640

Copy to:

Myriad Pharmaceuticals, Inc.

320 Wakara Way

Salt Lake City, Utah 84108

Attention: Legal Department

If to Seller:

Panacos Pharmaceuticals, Inc.

Attention: Chief Executive Officer

134 Coolidge Avenue

Watertown, MA 02472

Facsimile: 617-923-2276

Telephone: 617-926-1551

Copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street

Boston, MA 02108

Attention: Kent A. Coit, Esq.

Phone: (617) 573-4800

Facsimile: (617) 573-4822

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 7.6 Amendments and Waivers.

The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.7 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, Buyer and Seller agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 7.8 Expenses.

Except as otherwise specifically provided to the contrary in this Agreement, each of Buyer and Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.9 Governing Law.

This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 7.10 Submission to Jurisdiction.

Each of Buyer and Seller consents and (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, (b) agrees that all claims in respect of any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of Buyer and Seller may make service on the other Party, and each of Buyer and Seller agrees to accept service, of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.5. Nothing in this Section 7.10, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

Section 7.11 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Any reference herein to an Article, Section, clause or Exhibit shall be deemed to refer to an Article, Section, clause, or Exhibit of this Agreement, unless the context clearly indicates otherwise.

(e) All references to “$” or “Dollars” refer to currency of the United States of America.

(f) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

Section 7.12 WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 7.13 Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 7.14 Counterparts and Facsimile Signature.

This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

Section 7.15 Transfer and Sales Tax.

(a) Notwithstanding any provisions of Law imposing the burden of such Taxes on Seller or Buyer, as the case may be, Buyer shall pay all sales, use and transfer Taxes and all similar governmental charges, if any, upon the sale or transfer of any of the Acquired Assets hereunder, provided, however, that if Seller is required by Law to make any such payments or Buyer fails to make such payments on a timely basis, Seller may pay such amounts to the appropriate Governmental Authority, and Buyer shall promptly reimburse Seller for any amounts so paid by Seller. Seller and Buyer shall cooperate with each other and use their reasonable commercial efforts to minimize such Taxes and charges and each Party agrees to timely sign and deliver to the other Party such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes and to use reasonable commercial efforts to obtain any certificate or document from any Governmental Authority as may be necessary to mitigate such Taxes.

(b) Liability for other Taxes. Seller shall be liable for all Taxes with respect to the Acquired Assets (i) for any Taxable period that ends on or before the Closing Date and (ii) with respect to any Taxable period beginning before and ending after the Closing Date, for the portion of such Taxable period ending on and including the Closing Date. Except as specifically set forth in Section 7.15 (a), Buyer shall be liable for (i) all Taxes with respect to the Acquired Assets with respect to any Taxable period beginning after the Closing Date, and (ii) with respect to any Taxable period beginning before and ending after the Closing Date, for the portion of such Taxable period beginning after the Closing Date. In the case of any Taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes for the portion of such Taxable period ending on and including the Closing Date shall, in the case of Taxes that are imposed on a periodic basis and not based on income or receipts (e.g., property Taxes), be equal to the product of such Taxes attributable to the entire Taxable period and a fraction, the numerator of which is the number of days in such Taxable period that elapsed through the Closing Date and the denominator of which is the number of days in such Taxable period and, in all other cases, be equal to the amount computed as if such Taxable period ended as of the close of the Closing Date.

Section 7.16 Bulk Transfer Laws.

The Parties waive compliance with the requirements of any applicable “bulk sales” laws in connection with the consummation of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement under seal as of the date first above written.

PANACOS PHARMACEUTICALS, INC.

By:	/s/ Alan W. Dunton
Name:	Alan W. Dunton M.D.
Title:	President and Chief Executive Officer

MYRIAD PHARMACEUTICALS, INC.

By:	/s/ Adrian N. Hobden
Name:	Adrian N. Hobden
Title:	President

[Asset Purchase Agreement Signature Page]